Exhibit 10.1

First Amendment to the

2008 Electro Rent Corporation Supplemental Executive Retirement Plan

This amendment (Amendment) to the 2008 Electro Rent Corporation Supplemental Executive Retirement Plan (Plan) is made effective as August 10, 2016.

WHEREAS, Electro Rent Corporation (Electro Rent) maintains the Plan;

WHEREAS, Article VII of the Plan permits Electro Rent to amend the Plan at any time;

WHEREAS, the undersigned has the authority to act on behalf of Electro Rent with respect to amending the Plan;

WHEREAS, Electro Rent has entered into that certain Agreement and Plan of Merger by and among Elecor Intermediate Holding II Corporation, Elecor Merger Corporation and Electro Rent (Merger Agreement);

WHEREAS, Section 3.7(b) of the Merger Agreement requires Electro Rent to amend the Plan “to remove the requirement for employer matching contributions,” prior to the closing of the merger contemplated by the Merger Agreement; and

WHEREAS, the undersigned, on behalf of Electro Rent, has determined that it is in the best interest of Electro Rent and its shareholders to comply with Section 3.7(b) of the Merger Agreement.

NOW THEREFORE, the Plan is amended by replacing Section 4.1(b) in its entirety with the following:

Employer may (but shall not be required to) make matching contributions under this Plan in any amount determined by Employer. Employer matching contributions made to this Plan, if any, shall be subject to the same vesting provisions as the Savings Plan.

This Amendment is executed this 10th day of August, 2016.

Electro Rent Corporation

By:	/s/ Allen Sciarillo

Name:	Allen Sciarillo

Title:	Chief Financial Officer